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              Hardware Developer Agreement - Serial Communications


     This Agreement is entered into as of April 7, 1998 (the "Effective Date") by and between 3Com Corporation, a California corporation, having its principal place of business at 1565 Charleston Road, Mountain View, California 94043, and World Cyberlinks, a New York corporation, having its principal place of business at 656C N. Wellwood Ave., Lindenhurst, NY ("Developer").


                                R E C I T A L S

     A. Palm distributes and markets a family of personal information devices known as the Pilot 1000, Pilot 5000, and the PalmPilot products (collectively, the "PalmPilot Product");

     B. In connection with the distribution of the PalmPilot Product, Palm has designed the HotSync and modem cables which allow the PalmPilot Product to be used with personal computers and modems. Both cables use a custom-designed connector and assembly that attaches to the serial port on the PalmPilot Product. A further description of the connector assembly is contained in the HotSync and modem cable drawings set forth in Exhibit A attached hereto. As used in this Agreement, any of the HotSync cable, the modem cable and any related connector or assembly components are referred to as the "Connector Technology".

     C. The Connector Technology is manufactured by Northstar Far East Corporation ("Manufacturer").

     D. Developer desires access to the Connector Technology for the distribution and sale of products utilizing Connector Technology to its customers for use with the PalmPilot Product, and in exchange for such access, Developer agrees to abide by the covenants set forth in this Agreement.

     E. Palm desires to allow Developer to distribute and sell products containing Connector Technology for use with the PalmPilot Product in accordance with the terms of this Agreement.

     NOW THEREFORE, in consideration of the following mutual covenants and promises, the parties agree as follows:


                                   AGREEMENT

     1. TERM AND TERMINATION.
        ---------------------

          (a) Term. The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect until terminated by the parties in accordance with the terms of this Agreement.

          (b) Termination. This Agreement may be terminated by either party for any reason on 30 days prior written notice. Either Party may terminate this Agreement if the other Party materially breaches or is in default of any obligation hereunder and such default has not been cured within 10 business days after receipt of written notice of such default. Each Party may terminate this Agreement upon the insolvency, bankruptcy, reorganization, or assignment for the benefit of creditors of the other party.


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     2. OWNERSHIP RIGHTS TO THE CONNECTOR TECHNOLOGY.
        ---------------------------------------------

          The parties acknowledge and agree that Palm is the sole and exclusive owner of all rights, title and interest in and to the design of all of the Connector Technology, including, without limitation, all intellectual property rights therein.


     3. NON-EXCLUSIVITY.
        ----------------

          This Agreement is non-exclusive. Palm has the right on its sole and absolute discretion to enter into one or more contracts with other developers for the distribution, sale and modification of the Connector Technology.


     4. NON-TRANSFERABILITY.
        --------------------

          The rights granted to Developer hereunder shall enure to the benefit of Developer and Developer only and may not be assigned or transferred by Developer without the express written consent of Palm.


     5. DISTRIBUTION PRIORITY.
        ----------------------

          If Developer places orders for the manufacture of products containing any Connector Technology with Manufacturer and Manufacturer is unable to promptly fill all product orders from Palm due to market demand, manufacturing delays, or other factors, Developer acknowledges and agrees that Manufacturer shall fulfill all orders by Palm for products containing Connector Technology before fulfilling orders to Developer or Developer's customers.


     6. INDEMNIFICATION.
        ----------------

          Developer shall defend, indemnify and hold Palm and its parents and affiliated companies, and its and their officers, directors, employees and agents, harmless from and against any and all liability, costs, expenses, or damages of any kind or nature including, but not limited to, reasonable fees of attorneys, accountants, and other professionals, suffered or incurred by Palm and/or its parent and affiliated companies or its or their agents or representatives, as a result of any action, suit, claims, arbitrations or proceeding arising from or relating to any breach or claim of breach of any of the Developer's covenants, warranties or representations hereunder, or by reason of any claims in respect of the distribution or sale of products containing any Connector Technology hereunder, and not due to any violation or breach by Palm of its covenants or representations hereunder.


     7. WARRANTY DISCLAIMER.
        --------------------

          PALM MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.


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     8. CONFIDENTIALITY.
        ----------------

          (a) Confidential Information. Palm may, from time to time throughout the term of this Agreement, deliver to Developer certain non-public information regarding the transactions contemplated by this Agreement, including without limitation technical information, data, source code, forecasts, financial plans and data, balance sheet information, customer information, marketing plans, and unannounced product information (collectively, "Confidential Information"). Such Confidential Information shall be in writing, marked prominently with the legend "confidential", "proprietary", or with a similar legend, or if disclosed orally shall be described as Confidential Information at the time of oral disclosure and confirmed as such in writing within thirty (30) days thereafter.

          (b) Protection. Developer agrees that during the term of this Agreement and for a period of three (3) years thereafter, Developer shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. The Confidential Information shall be disclosed only to employees and contractors of Developer with a "need to know" who are instructed and agree in writing not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein. Developer shall make copies of such agreements reasonably available to Palm throughout the term of this Agreement and thereafter, upon reasonable written request from Palm. Upon the expiration or termination of this Agreement, Developer shall promptly return to Palm all of the Confidential Information of Palm, which Confidential Information is in tangible form and shall promptly confirm in writing to Palm that it has done so.

          (c) Limitation. The foregoing paragraph shall impose no obligation of confidentiality upon Developer with respect to any portion of the Confidential Information received hereunder which is: (i) now or hereafter, through no unauthorized act or failure to act on Developer's part, becomes generally known or available; (ii) known to Developer without an obligation of confidentiality at the time Developer receives the same from Palm, as evidenced by written records; (iii) hereafter furnished to Developer by a third party as a matter of right and without restriction on disclosure; or (iv) independently developed by Developer without use of Palm's Confidential Information. Nothing in this Agreement shall prevent Developer from disclosing Confidential Information to the extent Developer is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdictions; provided, however, that prior to any such disclosure, Developer shall (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify Palm in writing of the agency's order or request to disclose; and (c) cooperate fully with Palm in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.


     9. GENERAL MATTERS.
        ----------------

          9.1 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the internal laws of the State of California, excluding that body of law applicable to conflict of laws.

          9.2 Waiver and Amendment. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder will be effective unless made in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced and this



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(MISSING MASTER PAGE! COPIED FROM PAGE STAMPED "9" (HARDWARE.TXT) and changed
3Com to Palm)
-------------------------------------------------------------------------------


Agreement may only be amended by a writing signed by both parties. No failure by any party to exercise, and no delay by any party in exercising, any right, power or remedy with respect to the obligations secured hereby will operate as a waiver of any such right, power or remedy.

          9.3 Assignment. Except for assignments of this Agreement by Palm to its parent or affiliated companies, neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either party without the express prior written consent of the other party or its successors, which consent will not be unreasonably withheld, and any assignment or delegation without such consent will be void.

          9.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and the permitted assigns of the respective parties hereto.


          9.5 Further Assurance. Developer agrees to execute and deliver any such other further documents and perform any such actions, at Palm's request, as Palm may reasonably request to further evidence or confirm the rights of Palm under this Agreement.

          9.6 Notices. All notices and communications hereunder shall be sent to the address or telecopier number stated below (or such other address or telecopier number as subsequently notified in writing to the other party): (i) by facsimile with confirmation of transmission, (ii) personal, same or next day delivery or (iii) sent by commercial overnight courier with written verification of delivery. All notices so given shall be deemed given upon the earlier of receipt or one (1) day after dispatch.


          Send to:        3Com Corporation
                          1565 Charleston Road Mountain View, CA 94043
                          Attn: Finance Department
                          (fax #) (415) 691-0943

          with a copy to: General Counsel
                          Palm Corporation
                          5400 Bayfront Plaza
                          Santa Clara, CA 95052
                          (fax #) (408) 764-6434

          Developer:      World Cyberlinks
                          656C N. Wellwood Ave.
                          Lindenhurst, N.Y. 11757
                          Attn: Jack Russell
                          (fax #) (516) 226-2312

          with a copy to: (Developer's counsel & fax #)


          9.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understanding, written or oral, between the parties hereto with respect to the subject matter hereof.

          9.8 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision will be enforced to the maximum extent possible and the remaining provisions of this Agreement will continue in full force and effect to the maximum extent permissible without being impaired or invalidated in any way.

          9.9 Attorneys' Fees. If any claim or controversy arises between the parties hereto relating to this Agreement, or the breach of this Agreement and action, including arbitration, by one party hereto taken against the other party hereto, the prevailing party in such action will be entitled to recover from the other costs and expenses, including reasonable fees of attorneys, accountants and other professionals, incurred in taking or defending such action of such prevailing party.

          9.10 Limitation of Liability. EXCEPT FOR BREACHES OF SECTION 8 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO THIRD PARTIES FOR LOST PROFITS, CONSEQUENTIAL, EXEMPLARY OR INCIDENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER BASED IN CONTRACT OR TORT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          9.11 Paragraph Headings. The headings used in this Agreement are for convenience only and shall not be considered part of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives effective as of the date first above written.


Developer                                   3Com Corporation


By: /s/ John F. Russell                     By: /s/ Mark Bercow
    --------------------------                  ----------------------------
Print Name: Jack Russell                    Print Name: Mark Bercow
Print Title: President                      Print Title: VP Strategic Alliance
Phone Number: 516-226-2117                               & Platform Design.
Fax Number: 516-226-2312
Email Address: imediate@ix.netcom.com
Non-Confidential Product Description: Docking Station/Cradle
(optional)